                                                                      EXHIBIT 99

NEWS RELEASE                                [LOGO OF BELL ATLANTIC APPEARS HERE]



FOR IMMEDIATE RELEASE                        Contact:
April 22, 1999                               David Frail
                                             212 395-7726
                                             david.frail@bellatlantic.com

                                             Jim Crosson
                                             212 395-2285
                                             james.e.crosson@bellatlantic.com


                        Bell Atlantic Posts Double-Digit
                     Earnings Growth in First Quarter 1999

                        Telecom, Data, Wireless Volumes
                       Drive 10.6% Adjusted EPS Increase

NEW YORK - Bell Atlantic (NYSE:BEL) today announced adjusted first quarter earnings per diluted share of 73 cents, an increase of 10.6 percent over 66 cents per share in first quarter 1998. First-quarter adjusted net income available to common shareowners rose 10.5 percent to $1.2 billion from $1.0 billion in first quarter 1998.

     Consolidated revenues increased 4.1 percent to $8.0 billion compared to first quarter 1998. Including Bell Atlantic's share of revenues from its unconsolidated wireless investments, quarterly revenues rose 6.2 percent to $8.3 billion.

     Adjustments and reported results are described below.

     "Our first quarter results are a solid start toward our 1999 goal of delivering a fifth consecutive year of double-digit earnings growth while continuing our aggressive investment in the new businesses that will transform our growth profile," said Bell Atlantic Chairman and CEO Ivan Seidenberg.

     "Demand for basic telephone services continues to be robust at the same time that demand for data services, as well as value-added voice services, is exploding. Data and data-

                                   --more--

Bell Atlantic News Release, page 2

related sales increased in all markets, and we sold more than 11 million new value-added features through our `Save Like Wild' campaign -- some 2.5 million more than in first quarter 1998. We also introduced several new services, such as Business Link volume-discount calling packages for small businesses and National 411 directory assistance. We'll look for the marketing momentum we built in this quarter to carry over and strengthen top-line Domestic Telecom growth throughout 1999.

     "Our Global Wireless Group continues to soar. The economies of digital wireless are transforming the industry, and Bell Atlantic Mobile's SingleRate(sm) price plans are advancing Bell Atlantic as a national wireless provider. In fact, customers worldwide are recognizing the superior quality and value of the digital services provided not only by Bell Atlantic Mobile, but by PrimeCo Personal Communications, Omnitel Pronto Italia and our other international investments as well.

     "At the same time, we are on track with our major strategic initiatives. We're taking the final steps at the state level before we file our New York long distance application with the Federal Communications Commission, and we look forward to rounding out our product line with long distance.

     "We have accelerated our rollout of ADSL (Asymmetric Digital Subscriber
Line) technology to pass some 8 million households throughout our region by the end of this year and 16 million by the end of next year. Users of our ADSL service, Infospeed DSL(sm) , are extremely enthusiastic about its speed and convenience, and we will expand its availability throughout the New York and Boston markets shortly. We're also looking forward to the summer, when America Online will start packaging Infospeed as a premium upgrade for AOL members in our region.

     "And shareowners have begun voting on our merger with GTE. Bell Atlantic and GTE are a great strategic fit, and our combination will create a global player with assets, capabilities and products ready to meet the full range of customer needs."

     Reported results for the quarter reflect charges totaling one cent per share for transition costs related to the Bell Atlantic-NYNEX merger. Reported net income available to common shareowners was $1.1 billion, or 72 cents per share, compared to reported first quarter 1998 net income available to common shareowners of $891 million, or 56 cents per share. Reported

                                   --more--

Bell Atlantic New Release, page 3

results for first quarter 1998 reflect charges totaling 10 cents per share related to merger integration and an enhanced pension offer.

     In keeping with new Financial Accounting Standards Board requirements for segment reporting, Bell Atlantic's financial statements now provide information about each of its four operating segments: Domestic Telecom, Directory, Global Wireless and Other Businesses. Highlights of the Domestic Telecom and Global Wireless segments, and related adjusted and proportionate information, are discussed below.

                          DOMESTIC TELECOM HIGHLIGHTS

     Strong demand for communications services, particularly data and value-added services, continued in the first quarter, with the number of access lines in service growing 4.0 percent to 42.1 million, and the number of business voice-grade equivalents (access lines plus data circuits) increasing 20.4 percent to 33.5 million. Total voice grade equivalents rose 12.2 percent to nearly 60 million. Access minutes of use rose 7.0 percent.

     Domestic Telecom revenue increased 2.8 percent over first quarter 1998, with more than 75 percent of the growth coming from sales of data services. Data revenues for the quarter, including those from high-bandwidth packet-switched and special access services and Bell Atlantic's network integration business, totaled $659 million, up nearly 27 percent from first quarter 1998.

     The demand for digital connectivity continued to grow in all markets. In the enterprise and general business markets:

 . "DS0" circuits in service (digital, high-bandwidth and packet-switched services as measured in 64-kilobit voice-grade equivalents) increased 35.1 percent in the first quarter compared to first quarter 1998.

 .  Bell Atlantic ended the quarter with 529,000 basic rate Integrated Services
   Digital Network (ISDN) lines in service, up 14.3 percent from first quarter 1998, and the number of primary rate ISDN channels in service increased 58.7 percent to 884,000.

     In consumer markets:

 . Bell Atlantic continued its aggressive deployment of Infospeed DSL, the company's new

                                   --more--

Bell Atlantic News Release, page 4

   high-speed service for Internet access. Infospeed DSL is now available in the Washington, D.C., Pittsburgh and Philadelphia metropolitan areas and the Hudson River communities of New Jersey, and deployment has begun in the Boston metropolitan area. A launch in New York City and expansion throughout the Boston area as well as other present markets are planned for this spring.

 . During the quarter, Bell Atlantic and America Online (AOL) announced a strategic ADSL alliance. The multi-year agreement, the first of its kind in the industry, represents the first major purchase of ADSL services, which AOL will offer as a premium upgrade to its customers in Bell Atlantic territory.

 .  In February, Bell Atlantic.net was rated one of the fastest and most reliable
   Internet access services in the country in a survey conducted by Inverse Network Technology, a leading independent research service. Bell Atlantic Internet Solutions reduced the price of its entry-level package of Bell Atlantic.net and Infospeed DSL, making it more affordable.

 . Demand for connectivity -- for home fax machines, telecommuting, phone lines for children or the Internet -- drove the number of additional lines in service up 16 percent over first quarter 1998, to approximately 5 million.

 . Consumers took advantage of new packages combining Caller ID, Return Call, Call Waiting, Home Voice Mail and other features during Bell Atlantic's "Save Like Wild" promotions. The campaign resulted in more than 11 million value-added features, with the full impact on revenues to be seen in future quarters, since some promotions offered a month of free service.

 . Caller ID revenues for the quarter increased more than 33 percent compared to first quarter 1998, as the number of subscribers increased to 6.8 million, for penetration of more than 25 percent. Home Voice Mail revenues rose 7.6 percent.

 . Bell Atlantic's new National 411 Directory Assistance service proved to be an immediate success, with more than two million callers using the service since its February launch.

  In network services markets:

 . Special access revenues for the period rose 24 percent to $444 million for the quarter.

 . By the end of the first quarter, Bell Atlantic was providing other carriers with approximately 725,000 resold access lines and 118,000 unbundled loops and platforms.

  Adjusted Domestic Telecom operating expenses for the quarter of $4.8 billion increased less than one percent from first quarter 1998 levels, and cash expenses were down one percent.

                                   --more--

Bell Atlantic News Release, page 5

                           GLOBAL WIRELESS HIGHLIGHTS

     The Global Wireless Group's performance in the quarter was fueled by strong subscriber growth in domestic and international markets. With 532,000 proportionate net additions, the group ended the quarter with 9.1 million proportionate customers, 35.2 percent above first quarter 1998 levels. International proportionate subscribers now exceed 2.2 million and comprise nearly 25 percent of the total Global Wireless customer base.

     Total proportionate revenues grew to $1.3 billion, 30.5 percent higher than the prior-year period. Proportionate operating income increased 55 percent to $186 million, with operating cash flow increasing more than 30.8 percent to $382 million.

     Bell Atlantic Mobile's popular digital services, led by its SingleRate(sm) price plans, produced another strong quarterly subscriber increase. BAM added 190,000 customers, 49.6 percent more than in first quarter 1998, and ended the quarter with 6.4 million customers, an increase of 16.6 percent.

     Domestic highlights:

 . BAM's total revenue increased a strong 15.5 percent over first quarter 1998 to $908 million, with total revenue per subscriber of $48.

 . Even while gross customer additions increased 40 percent over the prior-year period, BAM increased operating cash flow by 8.3 percent and maintained margins at 41 percent by continuing its control of acquisition costs and cash expenses. As a result, operating income grew to $172 million.

 . Digital subscribers, who comprised more than 21 percent of BAM's customer base at the end of the quarter, now account for more than 50 percent of busy-hour usage on the company's network.

 . During the quarter, Bell Atlantic Mobile expanded its distribution agreement with Radio Shack, adding 174 stores in the Philadelphia area to the retail chain's 518 outlets in New England and New York already selling BAM services.

 . PrimeCo Personal Communications passed the one million-subscriber milestone in the quarter, less than two-and-a-half years after launching commercial service, and ended the quarter with 1.1 million customers. The quarterly net customer additions of 203,000 were the highest in PrimeCo history.

                                   --more--

Bell Atlantic News Release, page 6

 . PrimeCo's penetration of covered POPs was 2.7 percent, nearly double the first quarter 1998 results.

 . Total PrimeCo revenues for the quarter grew nearly 80 percent over first quarter 1998 to $188 million. Average monthly revenue per subscriber in the quarter was $52, and operating cash flow for the quarter improved 40 percent over first quarter 1998.

     Bell Atlantic's international wireless investments ended the quarter with
2.2 million proportionate subscribers, more than double the number in first quarter 1998. International proportionate net subscriber additions for the quarter totaled 248,000, 17.5 percent higher than in the prior-year period.

     International proportionate revenues for the quarter were $280 million, a gain of 95.8 percent. Operating cash flow from international investments increased 127.5 percent over first quarter 1998 to $91 million, with proportionate operating income growing by $33 million to $51 million.

     International highlights:

 .  Omnitel Pronto Italia, Bell Atlantic's Italian wireless investment, added
   800,000 subscribers in the first quarter, reaching a total of 7 million, to become Europe's second largest wireless carrier. Over the past 12 months Omnitel has reduced its long distance rates by 75 percent, making the cost of international calls on its networks competitive with local landline carriers.

 . Grupo Iusacell in Mexico posted strong results, ending the quarter with more than 840,000 subscribers, a 75 percent increase over first quarter 1998. Grupo Iusacell will announce results later today.

 .  Stet Hellas, Bell Atlantic's wireless investment in Greece, added almost
   109,000 net customers in the quarter, more than double the number added during the same period last year. The company ended the quarter with almost 800,000 customers, nearly 80 percent higher than first quarter 1998.

                                     * * *

     Bell Atlantic is at the forefront of the new communications and information industry. With more than 43 million telephone access lines and 9 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

                                   --more--

Bell Atlantic News Release, page 7

     For further information on quarterly results, visit Bell Atlantic's Newsroom or Investor Information Websites (www.ba.com and www.bellatlantic.com/invest), or use Bell Atlantic's Fax on Demand service at 800-329-7310.

     NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.

                                      ###

Bell Atlantic Corporation
-------------------------------------------------
Consolidated Statements of Income - 1st Quarter
-------------------------------------------------

                                 (Dollars in Millions, Except Per Share Amounts)

                                       3 Mos. Ended   3 Mos. Ended
Unaudited                                 3/31/99        3/31/98        % Change
  ------------------------------------------------------------------------------
Operating Revenues
 Local services                           $3,468          $3,332           4.1
 Network access services                   1,944           1,907           1.9
 Long distance services                      474             502          (5.6)
 Ancillary services                          507             495           2.4
 Directory services                          547             532           2.8
 Wireless services                           990             856          15.7
 Other services                               37              27          37.0
                                          -----------------------
Total Operating Revenues                   7,967           7,651           4.1
                                          -----------------------

Operating Expenses
 Employee costs                            2,018           2,304         (12.4)
 Depreciation and amortization             1,504           1,411           6.6
 Other operating expenses                  2,367           2,224           6.4
                                          -----------------------
Total Operating Expenses                   5,889           5,939           (.8)
                                          -----------------------
Operating Income                           2,078           1,712          21.4

Income from unconsolidated businesses         34              23          47.8
Other income and (expense), net               19              14          35.7
Interest expense                             315             310           1.6
Provision for income taxes                   674             529          27.4
                                          -----------------------
Income from Continuing Operations          1,142             910          25.5
Extraordinary item
 Early extinguishment of debt, net of tax      -             (17)            -
                                          -----------------------
Net Income                                 1,142             893          27.9
 Redemption of investee preferred stock        -              (2)            -
                                          -----------------------
Net Income Available to
 Common Shareowners                      $ 1,142           $ 891          28.2
                                          =======================

Diluted Earnings per Share               $   .72           $ .56          28.6
Weighted average number of common
 shares-assuming dilution (in millions)    1,582           1,579

Footnotes:
Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares.
Share and per share amounts for the 3 months ended March 31, 1998 have been adjusted to reflect a 2-for-1 stock split declared and paid in the second quarter of 1998.

Bell Atlantic Corporation
-----------------------------
Earnings Reconciliations
-----------------------------

                                 (Dollars in Millions, Except Per Share Amounts)




                                   3 Mos. Ended                  3 Mos. Ended
                                        3/31/99                       3/31/98

Unaudited                          Net Income   Diluted EPS        Net Income   Diluted EPS
--------------------------------------------------------------------------------------------
Net Income Available
   to Common Shareowners        $      1,142   $    .72           $      891   $    .56
Adjustments:
  Transition costs                        10        .01                    5        .01
  Special pension enhancement              -          -                  147        .09
                              --------------------------------------------------------------

Adjusted Earnings               $      1,152   $    .73           $    1,043   $    .66

Adjusted Growth                        10.5%      10.6%


Bell Atlantic Corporation
------------------------------------------------------------
Consolidated Adjusted Statements of Income - 1st Quarter
------------------------------------------------------------

                                 (Dollars in Millions, Except Per Share Amounts)


                                                                          3 Mos. Ended 3/31/99     3 Mos. Ended 3/31/98     % Change
Unaudited
------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues
 Local services                                                                        $3,468                   $3,332          4.1
 Network access services                                                                1,944                    1,907          1.9
 Long distance services                                                                   474                      502         (5.6)
 Ancillary services                                                                       507                      495          2.4
 Directory services                                                                       547                      532          2.8
 Wireless services                                                                        990                      856         15.7
 Other services                                                                            37                       27         37.0
                                                                                ---------------------------------------
Total Operating Revenues                                                                7,967                    7,651          4.1
                                                                                ---------------------------------------

Operating Expenses
 Employee costs                                                                         2,016 (1)                2,061 (4)     (2.2)
 Depreciation and amortization                                                          1,504                    1,411          6.6
 Other operating expenses                                                               2,352 (2)                2,218 (5)      6.0
                                                                                ---------------------------------------
Total Operating Expenses                                                                5,872                    5,690          3.2
                                                                                ---------------------------------------

Operating Income                                                                        2,095                    1,961          6.8

Income from unconsolidated businesses                                                      34                       23         47.8
Other income and (expense), net                                                            19                       14         35.7
Interest expense                                                                          315                      310          1.6
Provision for income taxes                                                                681 (3)                  626 (6)      8.8
                                                                                ---------------------------------------
Income from Continuing Operations                                                       1,152                    1,062          8.5
Extraordinary item
 Early extinguishment of debt, net of tax                                                  -                       (17)          -
                                                                                ---------------------------------------
Net Income                                                                              1,152                    1,045         10.2
Redemption of investee preferred stock                                                     -                        (2)          -
                                                                                ---------------------------------------
Net Income Available to
 Common Shareowners                                                                    $1,152                   $1,043         10.5
                                                                                =======================================
Diluted Earnings per Share                                                               $.73                     $.66         10.6
                                                                                =======================================
Weighted average number of common
 shares-assuming dilution (in millions)                                                 1,582                    1,579


Footnotes:
      1999
 (1)  Excludes $2 million related to transition costs
 (2)  Excludes $15 million related to transition costs
 (3)  Excludes tax effects of items (1) and (2) above

      1998
 (4)  Excludes $240 million related to special pension enhancement and $3 million for transition costs
 (5)  Excludes $6 million related to transition costs
 (6)  Excludes tax effects of items (4) and (5) above

Bell Atlantic Corporation
---------------------------------------------
Selected Financial and Operating Statistics
---------------------------------------------

                                 (Dollars in Millions, Except Per Share Amounts)


                                               3 Mos. Ended     3 Mos. Ended
Unaudited                                           3/31/99          3/31/98
----------------------------------------------------------------------------
Debt ratio-end of period                              59.7%            61.2%

Return on average common equity-adjusted basis        34.0%            31.9%

Return on average assets-adjusted basis                8.3%             7.7%

Book value per common share                       $   8.70         $   8.27

Cash dividends declared per common share          $   .385         $   .385

Common shares outstanding (in millions)
 End of period                                       1,552            1,552

Capital expenditures
 Domestic Telecom                                 $  1,444         $  1,485
 Domestic Cellular                                     241              103
 Other                                                  26               71
                                              ------------------------------
 Total                                            $  1,711         $  1,659
                                              ==============================

Employees
 Domestic Telecom                                  126,591          126,951
 Other                                              14,349           14,450
                                              ------------------------------
 Total                                             140,940          141,401
                                              ==============================

Bell Atlantic Corporation
--------------------------------------------------------
Consolidated Balance Sheets
--------------------------------------------------------
                                                                       (Dollars in Millions)

Unaudited                                                  3/31/99     12/31/98    $ Change
-------------------------------------------------------------------------------------------
Assets
 Current assets
  Cash and cash equivalents                               $   334      $   237      $   97
  Short-term investments                                      573          786        (213)
  Accounts receivable, net                                  6,535        6,560         (25)
  Inventories                                                 555          566         (11)
  Prepaid expenses                                            628          522         106
  Other                                                       276          411        (135)
                                                          ---------------------------------
 Total current assets                                       8,901        9,082        (181)
                                                          ---------------------------------
 Plant, property and equipment                             84,672       83,064       1,608
  Less accumulated depreciation                            47,381       46,248       1,133
                                                          ---------------------------------
                                                           37,291       36,816         475
                                                          ---------------------------------
 Investments in unconsolidated businesses                   3,699        4,276        (577)
 Other assets                                               5,084        4,970         114
                                                          ---------------------------------
Total Assets                                              $54,975      $55,144      $ (169)
                                                          =================================

Liabilities and Shareowners' Investment
 Current liabilities
  Debt maturing within one year                           $ 2,286      $ 2,988      $ (702)
  Accounts payable and accrued liabilities                  6,233        6,105         128
  Other                                                     1,370        1,438         (68)
                                                          ---------------------------------
 Total current liabilities                                  9,889       10,531        (642)
                                                          ---------------------------------
 Long-term debt                                            17,707       17,646          61
                                                          ---------------------------------
 Employee benefit obligations                              10,185       10,384        (199)
                                                          ---------------------------------
 Deferred credits and other liabilities
  Deferred income taxes                                     2,431        2,254         177
  Unamortized investment tax credits                          216          222          (6)
  Other                                                       527          551         (24)
                                                          ---------------------------------
                                                            3,174        3,027         147
                                                          ---------------------------------
 Minority interest, including a portion subject to
  redemption requirements                                     320          330         (10)
                                                          ---------------------------------
 Preferred stock of subsidiary                                201          201           -
                                                          ---------------------------------

 Shareowners' investment
  Common stock                                                158          158           -
  Contributed capital                                      13,402       13,368          34
  Reinvested earnings                                       1,844        1,371         473
  Accumulated other comprehensive loss                       (729)        (714)        (15)
                                                          ---------------------------------
                                                           14,675       14,183         492
  Less common stock in treasury, at cost                      649          593          56
  Less deferred compensation-employee stock ownership plans   527          565         (38)
                                                          ---------------------------------
 Total shareowners' investment                             13,499       13,025         474
                                                          ---------------------------------
Total Liabilities and Shareowners' Investment             $54,975      $55,144      $ (169)
                                                          =================================


Bell Atlantic Corporation
-----------------------------------------------------
Consolidated Statements of Cash Flows
-----------------------------------------------------
                                                                                     (Dollars in Millions)

                                                                  3 Mos. Ended   3 Mos. Ended
Unaudited                                                              3/31/99        3/31/98    $ Change
---------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                          $   1,142      $     893     $   249
Adjustments to reconcile net inome to net cash
provided by operating activities:
 Depreciation and amortization                                          1,504          1,411          93
 Extraordinary item, net of tax                                            -              17         (17)
 Loss from unconsolidated businesses                                      (34)           (23)        (11)
 Dividends received from unconsolidated businesses                         29             54         (25)
 Amortization of unearned lease income                                    (37)           (30)         (7)
 Deferred income taxes, net                                               219             56         163
 Investment tax credits                                                    (6)            (7)          1
 Other items, net                                                          33             60         (27)
 Changes in certain assets and liabilities, net of effects
 from acquisition/disposition of businesses                              (652)          (228)       (424)
                                                                   --------------------------------------
Net cash provided by operating activities                               2,198          2,203          (5)
                                                                   --------------------------------------
Cash Flows from Investing Activities
Net change in short-term investments                                      213            (17)        230
Additions to plant, property and equipment                             (1,711)        (1,659)        (52)
Proceeds from sale of plant, property and equipment                        -              -            -
Investment in leased assets                                               (24)            (2)        (22)
Proceeds from leasing activities                                           32             50         (18)
Acquisition of business, less cash acquired                                (2)            -           (2)
Proceeds from notes receivable                                              3              2           1
Investments in unconsolidated businesses, net                            (106)          (128)         22
Proceeds from disposition of businesses                                   612              4         608
Other, net                                                                (49)            35         (84)
                                                                   --------------------------------------
Net cash used in investing activities                                  (1,032)        (1,715)        683
                                                                   --------------------------------------


Cash Flows from Financing Activities
Proceeds from borrowings                                                   -           2,642      (2,642)
Principal repayments of borrowings and capital lease obligations          (27)           (36)          9
Early extinguishment of debt                                               -            (200)        200
Net change in short-term borrowings with original maturities
  of three months or less                                                (980)        (1,851)        871
Proceeds from financing of cellular assets                                380             -          380
Dividends paid                                                           (598)          (594)         (4)
Proceeds from sale of common stock                                        151            325        (174)
Purchase of common stock for treasury                                    (208)          (605)        397
Net change in outstanding checks drawn on controlled
  disbursement accounts                                                   213            (88)        301
                                                                   --------------------------------------
Net cash used in financing activities                                  (1,069)          (407)       (662)
                                                                   --------------------------------------

Increase (decrease) in cash and cash equivalents                           97             81          16
Cash and cash equivalents, beginning of period                            237            323         (86)
                                                                   --------------------------------------
Cash and cash equivalents, end of period                            $     334      $     404     $   (70)
                                                                   ======================================


Bell Atlantic Corporation
----------------------------------------------------------------------
Domestic Telecom  - Selected Financial Results Adjusted Basis
----------------------------------------------------------------------
                                                           (Dollars in Millions)

                               3 Mos. Ended    3 Mos. Ended
Unaudited                           3/31/99         3/31/98  % Change
 --------------------------------------------------------------------
Operating Revenues
 Local services                     $3,488          $3,347      4.2
 Network access services             1,944           1,907      1.9
 Long distance services                474             502     (5.6)
 Ancillary services                    535             512      4.5
                               ----------------------------
Total Operating Revenues            $6,441          $6,268      2.8
                               ----------------------------

Operating Expenses
 Employee costs                     $1,806          $1,827     (1.1)
 Depreciation and amortization       1,336           1,262      5.9
 Other operating expenses            1,614           1,626     (0.7)
                               ----------------------------
Total Operating Expenses            $4,756          $4,715      0.9
                               ----------------------------

Operating Income                    $1,685          $1,553      8.5
Operating Income Margin               26.2%           24.8%

Operating Cash Flow                 $3,021          $2,815      7.3
Operating Cash Flow Margin            46.9%           44.9%


Footnotes:

The selected financial results for the segments noted above are presented on an adjusted basis and exclude the effects of special items. This presentation is not intended to follow GAAP prescribed segment reporting in all respects. Disclosure of segment information will appear in the Company's SEC Form 10-Q for the quarter ended March 31, 1999.

Intercompany and intersegment transactions have not been eliminated.


Bell Atlantic Corporation
---------------------------------------------------
Domestic Telecom - Operating Statistics
---------------------------------------------------
                                                           (Dollars in Millions)
                                         3 Mos. Ended    3 Mos. Ended
Unaudited                                     3/31/99         3/31/98  % Change
-------------------------------------------------------------------------------
Operating Statistics
Switched access lines in service
(in thousands) (1)
       Residence                               26,429         25,580       3.3%
       Business                                15,192         14,412       5.4%
       Public                                     512            520      (1.5%)
                                     -------------------------------
Total                                          42,133         40,512 *     4.0%
                                     -------------------------------

Voice grade equivalents
(in thousands) (2)
       Residence                               26,429         25,580       3.3%
       Business                                33,456         27,777      20.4%
                                     -------------------------------
Total                                          59,885         53,357 *    12.2%
                                     -------------------------------

BRI ISDN lines (in thousands) (3)                 529            463      14.3%
Access minutes of use (in millions)            44,502         41,609       7.0%
Employees per 10,000 access lines (4)            28.7           30.1      (4.7%)

High Capacity and Digital Data
Data Revenue (in millions)
       Wideband transport (5)                $    435         $  346      25.7%
       Fast packet and other (6)                  157            112      40.2%
       Data solutions (7)                          67             63       6.3%
                                     -------------------------------
Total Revenues                               $    659         $  521 *    26.5%
                                     ===============================

Data Volumes (in thousands)
       DSO Equivalents (8)                     17,369         12,854 *    35.1%
                                     -------------------------------
       PRI ISDN (9)                               884            557      58.7%
       Frame Relay (9)                            736            352     109.1%
       ATM Cell Relay (9)                         522            142     267.6%

Footnotes:
(1) Switched access lines include ISDN. Basic Rate Interface (BRI) ISDN is counted as one access line and Primary Rate Interface (PRI) is counted as 23 lines.
(2) Voice Grade Equivalents (VGEs) represent the combination of switched access lines and DSO equivalents, adjusted to avoid double counting of primary rate ISDN channels.
(3) Represents the number of Basic Rate Interface (BRI) lines counted as one acces line. Each BRI line consists of two 'B' channels that each operate at 64 kbps, and one 'D' channel that serves as a signaling channel directing voice & data transmissions.
(4)  Calculated based on employees of telephone operations only.
(5)  Includes circuit-based digital dedicated transport services such as Digital
      DSO, DS1, DS3 and Sonet-based services used to carry local and access traffic, both voice and data.
(6) Includes fast packet data transport services such as Frame Relay, SMDS and ATM. Also includes ISDN, ADSL and internet revenue.
(7)  Revenues associated with our Data Solution - Retail business
(8) Includes digital DS0 and above circuits (e.g. Digital DS0, DS1, DS3), including packet-based services, converted to a DSO or 64kbps signal, the equivalent to one voice signal. DS1=24DSOs, DS3=672 DSOs, OC3=2,106 DSOs, OC12=8,424 DSOs, OC48=33,696 DSOs
(9)  Volumes expressed as DSO equivalents.

*      Restated for amounts previously disclosed



Bell Atlantic Corporation
-----------------------------------------------------------
Directory - Selected Financial Results Adjusted Basis
-----------------------------------------------------------
                                                           (Dollars in Millions)


                           3 Mos. Ended    3 Mos. Ended
Unaudited                       3/31/99         3/31/98        % Change
-----------------------------------------------------------------------
Operating Revenues                $553            $534             3.6
Operating Expenses
    Employee Costs                 $80             $87            (8.0)
    Depreciation & amortization      9               8            12.5
    Other operating expenses       190             181             5.0
                               ------------------------
Total Operating Expenses          $279            $276             1.1
                               ------------------------

Operating Income                  $274            $258             6.2
Operating Income Margin           49.5%           48.3%

Operating Cash Flow               $283            $266             6.4
Operating Cash Flow Margin        51.2%           49.8%

Footnotes:

The selected financial results for the segments noted above are presented on an adjusted basis and exclude the effects of special items. This presentation is not intended to follow GAAP prescribed segment reporting in all respects. Disclosure of segment information will appear in the Company's SEC Form 10-Q for the quarter ended March 31, 1999.

Intercompany and intersegment transactions have not been eliminated.


Bell Atlantic Corporation
---------------------------------------------------
Global Wireless Sector - Proportionate Results
---------------------------------------------------
                                 (Dollars in millions, except per share amounts)

                                  3 Mos. Ended     3 Mos. Ended
Unaudited                              3/31/99          3/31/98    % Change
---------------------------------------------------------------------------
Combined Global Wireless

Selected Financial Results
Revenues                           $    1,276       $      978         30.5
Operating income                   $      186       $      120         55.0
Operating cash flow            (1) $      382       $      292         30.8

Selected Operating Data
Subscribers (000)                       9,116            6,741         35.2
Subscriber net adds in period (000)       532              394         35.0
POPs (000)                            186,590          175,774          6.2

---------------------------------------------------------------------------
Bell Atlantic Mobile           (2)

Selected Financial Results
Revenues                           $      908       $      786         15.5
Operating income                   $      172       $      167          3.0
Operating cash flow                $      313       $      289          8.3

Selected Operating Data
Subscribers (000)                       6,391            5,483         16.6
Subscriber net adds in period (000)       190              127         49.6
Controlled POPs (000)                  57,356           56,987          0.6

---------------------------------------------------------------------------
PrimeCo Personal Communications (3)

Selected Financial Data
Revenues                           $       88       $       49         79.6
Operating income                   $      (37)      $      (65)        43.1
Operating cash flow                $      (22)      $      (37)        40.5

Selected Operating Data
Subscribers (000)                         506              237        113.5
Subscriber net adds in period (000)        94               56         67.9
POPs (000)                             28,634           28,487          0.5

---------------------------------------------------------------------------
International Wireless Operation (4)

Selected Financial Data
Revenues                           $      280       $      143         95.8
Operating income                   $       51       $       18        183.3
Operating cash flow                $       91       $       40        127.5

Selected Operating Data
Subscribers (000)                       2,219            1,021        117.3
Subscriber net adds in period (000)       248              211         17.5
POPs (000)                            100,600           90,300         11.4

Footnotes:
(1) Operating cash flow equals operating income plus depreciation and amortization
(2) Bell Atlantic Mobile results reflect consolidated results for all controlled markets
(3)     Represents 46.7% of total PrimeCo Personal Communications
(4) Represents Bell Atlantic's proportionate share of International wireless investments including consolidated, equity method, and cost basis investments


Bell Atlantic Corporation
-------------------------------------------
Bell Atlantic Mobile Operating Results
-------------------------------------------
                                 (Dollars in millions, except per share amounts)


                                                 3 Mos. Ended    3 Mos. Ended
Unaudited                                             3/31/99         3/31/98     % Change
------------------------------------------------------------------------------------------
Bell Atlantic Mobile                         (1)

Selected Financial Results
Revenues                                           $     908       $     786        15.5
Less: Incollect revenues                           $      76       $      62        22.6
Less: Equipment revenues                           $      63       $      35        80.0
                                                 ----------------------------
Service revenues                                   $     769       $     689        11.6
                                                 ----------------------------

Operating income                                   $     172       $     167         3.0
Operating cash flow                                $     313       $     289         8.3
Operating cash flow margin                   (2)          41%             42%
Capital expenditures, excluding acquisitions             241             103       134.0

Selected Operating Data
Subscribers (000)                                      6,391           5,483        16.6
Penetration                                  (3)        11.1%            9.6%
Subscriber net adds in period (000)                      190             127        49.6
Controlled POPs (000)                        (4)      57,356          56,987         0.6
Owned POPs (000)                             (5)      55,697          55,101         1.1

Churn rate                                              1.97%           1.83%
Total revenue per subscriber                       $   48.03       $   48.40        (0.8)
Service revenue per subscriber                     $   40.69       $   42.41        (4.1)
Cash expense per subscriber                        $   24.14       $   24.60        (1.9)
Acquisition cost per add                     (6)   $     208       $     228        (8.8)

Footnotes:
(1) Bell Atlantic Mobile results reflect consolidated results for all controlled markets

(2) Operating cash flow margin is calculated by dividing operating cash flow by service revenues

(3)    Penetration is calculated by dividing subscribers by controlled POPs

(4) Controlled POPs represent the total number of POPs for which Bell Atlantic Mobile has operating control

(5) Owned POPs represent Bell Atlantic Mobile percentage ownership in all licensed markets

(6)    Acquisition cost per add includes commissions and loss on handsets

Certain reclassifications have been made to prior results to conform to current presentation